Exhibit 21.01

LOEWS CORPORATION

Subsidiaries of the Registrant

December 31, 2022

Organized Under
Name of Subsidiary	Laws of		Business Names

CNA Financial Corporation	Delaware	)
American Casualty Company of Reading, Pennsylvania	Pennsylvania	)
CNA Europe Holdings Limited	United Kingdom	)
CNA Insurance Company (Europe) S.A.	Luxembourg	)
CNA Insurance Company Limited	United Kingdom	)
CNA National Warranty Corporation	Arizona	)
Columbia Casualty Company	Illinois	)
Continental Casualty Company	Illinois	)
Continental Reinsurance Corporation International, Ltd	Bermuda	)
Hardy Bermuda Limited	Bermuda	)
Hardy Underwriting Labuan Limited	Malaysia	)
Hardy Underwriting Limited	United Kingdom	)	CNA Financial
Inverin Insurance Company	Illinois	)
National Fire Insurance Company of Hartford	Illinois	)
North Rock Insurance Company Limited	Bermuda	)
Surety Bonding Company of America	South Dakota	)
The Continental Corporation	New York	)
The Continental Insurance Company	Pennsylvania	)
The Continental Insurance Company of New Jersey	New Jersey	)
Transportation Insurance Company	Illinois	)
Universal Surety of America	South Dakota	)
Valley Forge Insurance Company	Pennsylvania	)
Western Surety Company	South Dakota	)

Boardwalk Pipeline Partners, LP	Delaware	)
Boardwalk Pipelines, LP	Delaware	)	Boardwalk Pipelines
Gulf South Pipeline Company, LP	Delaware	)
Texas Gas Transmission, LLC	Delaware	)

Loews Hotels Holding Corporation	Delaware	)	Loews Hotels & Co

The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.